Quest Resource Corporation Signs
   Coalbed Methane Lease with Alcoa for over 63,000 acres in Western Kentucky

July 25, 2003 -- Quest Resource Corporation (OTC: QRCP) announced today that on July 18, 2003 it entered into a Coalbed Methane Lease with Alcoa Fuels, Inc., a subsidiary of Alcoa Inc. (NYSE: AA), for more than 63,000 acres in western Kentucky. The lease will result in an almost 50% increase in the total number of acres leased by Quest. "This is the first time that Alcoa has permitted an exploration and production company to drill for coalbed methane gas on its coal mining properties," said Jerry Cash, Quest's co-chief executive officer, "we are extremely pleased that Quest has been selected by Alcoa to develop this property."

The property is located in Union, Crittendon and Webster Counties in western Kentucky and represents a significant expansion in the geographic area in which Quest operates. Prior to the execution of this lease, Quest's operations had been limited to a ten county region in the Cherokee Basin in southeastern Kansas and northeastern Oklahoma. Although the distance from the company's current operations will represent a logistical challenge, Doug Lamb, co-Chief Executive Officer of Quest, said "we believe our technical team's experience and dedication will provide us with the necessary resources to successfully expand our operations."

The lease has an initial term of one year. During the initial year of the lease, Quest will conduct a technical study to determine the feasibility of the development of the leased property. At the end of the first year, Quest may extend the lease for an additional four years upon payment of an agreed upon amount. Thereafter, Quest will generally be entitled to continue leasing the property for so long as Quest is continuously developing the leased premises at the rate of not less than 25 wells per year until the property is fully developed on 160 acre spacing (approximately 400 wells). If Quest ceases to continuously develop the property, it will be entitled to continue leasing the portion of the property that has been developed for so long as it is producing coalbed methane from the developed property in paying quantities.

For more information about Quest Resource Corporation, contact Mr. Jim Vin Zant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission.